Exhibit 10.73

Terms of Exchange

 Invisa Inc.

EXCHANGE OF
SERIES B PREFERRED STOCK FOR SHARES OF SERIES C PREFERRED STOCK

AND

CONSENT SOLICITATION

THIS EXCHANGE EXPIRES AT 9:00 A.M., E.S.T., ON JANUARY 28, 2010,
UNLESS THE OFFER IS EXTENDED OR MODIFIED BY THE COMPANY.

        Invisa, Inc. (the "Company," "our," "we" or "us") is offering to exchange on a share for share basis, upon the terms and subject to the conditions set forth in this Terms of Exchange and in the related letters of transmittal and consent (the "Exchange"), all of our outstanding Series B Preferred Stock, par value $0.001 per share ("Series B Preferred Stock") for shares of Series C Preferred Stock, par value $0.001 per share ("Series C Preferred Stock" and together with Series B Preferred Stock, collectively hereinafter referred to as the "Preferred Stock").

        Concurrently with the Exchange, we are soliciting consents (the "Consent Solicitation") from holders of the Series B Preferred Stock to amend our Charter (the "Charter") to modify the preferential terms of the Series B Preferred Stock, including modifications to dividends and conversion, as described in this Terms of Exchange ("Proposed Amendments").

        If successfully completed, in the Exchange and Consent Solicitation you will receive one share of Series C Preferred Stock for each share of Series B Preferred Stock exchanged.  Any accumulated and unpaid dividends of the Series B Preferred Stock presented for exchange by any Holder shall be paid in equal shares of Series C Preferred Stock.

        Furthermore, holders representing a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, must also approve the Proposed Amendments in order to affect the Proposed Amendments, which may be accomplished by submitting executed letter(s) of transmittal and consent and exchanging your shares of Series B Preferred Stock. You must validly exchange all shares of Series B Preferred Stock that you own and deliver your consent to the Proposed Amendments to the Charter to modify the terms of the Series B Preferred Stock in order to participate in the Exchange and Consent Solicitation.

        The Exchange and Consent Solicitation will expire at 9:00 a.m., Eastern Standard Time, on January 28, 2010, unless extended, modified or otherwise terminated by us. The term "expiration date" means 9:00 a.m., Eastern Standard Time, on January 28, 2010, unless we extend or modify the period of time for which the Exchange and Consent Solicitation are open, in which case the term "expiration date" means the latest time and date on which the Exchange and Consent Solicitation, as so extended, expire.

        The Exchange and Consent Solicitation and the securities to be issued in the Exchange and Consent Solicitation have not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Terms of Exchange is truthful or complete. None of the SEC, any state securities commission or any similar commission or governmental agency of any foreign jurisdiction has passed upon the merits or fairness of the Exchange and Consent Solicitation, or passed upon the adequacy or accuracy of the disclosure contained in this Terms of Exchange. Any representation to the contrary is a criminal offense.

        This Terms of Exchange is being mailed to holders of the Series B Preferred Stock on or around January 11, 2010.

        There are 9,000 shares of our Series B Preferred Stock and 6628 shares of our Series C Preferred Stock outstanding, each of which has a liquidation preference of $100.00 per share.

        We are seeking consents from holders of the Series B Preferred Stock to amend certain provisions (collectively, the "Proposed Amendments") applicable to the Series B Preferred Stock as described herein.  The affirmative vote of holders of outstanding shares of Series B Preferred Stock is necessary to approve the Proposed Amendments modifying the preferential terms of the Series B Preferred Stock.  The holders representing a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, must approve the Proposed Amendments which may be accomplished by submitting executed letter(s) of transmittal and consent and validly exchanging your shares of Series B Preferred Stock. If we do not receive the requisite consent from the holders of the Series B Preferred Stock, the Company may or may not elect to exchange the Series B Preferred Stock presented for exchange together with accumulated and unpaid dividends on the Preferred Stock.

                None of our officers, employees, the Board, or any of our financial advisors is making a recommendation to any holder of Preferred Stock as to whether you should exchange shares in the Exchange and Consent Solicitation. You must make your own investment decision regarding the Exchange and Consent Solicitation based upon your own assessment of the value of the Series B Preferred Stock, the effect of holding shares of the Series B Preferred Stock upon the approval of the Proposed Amendments, your liquidity needs, your investment objectives and any other factors you deem relevant.

        In order to exchange shares in the Exchange and Consent Solicitation, you must consent to the Proposed Amendments by executing letters of transmittal and consent.  No meeting has been or is being held in conjunction with the Consent Solicitation. Consents may only be submitted on the terms set forth herein.

        Our officers, directors and employees may solicit exchanges from holders of our Preferred Stock and may answer inquiries concerning the Exchange and Consent Solicitation, but they will not receive additional compensation for soliciting exchanges or answering any such inquiries.

        The Company will act as its own agent for the Exchange and Consent Solicitation.

        Questions related to the terms of the Exchange and Consent Solicitation and requests for assistance or for additional copies of this Terms of Exchange, the letters of transmittal and consent or any other documents may be directed to the Company using its contact information set forth herein or by telephone at (941) 870-3950. Beneficial owners may also contact their custodian for assistance concerning the Exchange and Consent Solicitation.

SUMMARY

        The Terms of Exchange and the related letters of transmittal and consent each contain important information that should be read carefully before any decision is made with respect to the Exchange and Consent Solicitation. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Terms of Exchange and the related letters of transmittal and consent.

Invisa, Inc.

        Invisa Inc. is a corporation incorporated in Nevada.  Our management has been seriously challenged by the unprecedented economic turmoil.   One of our goals in this challenging market environment has been to align the costs of our operations to our cash flows. The acceptance of this Exchange and Consent Solicitation would reduce the Company's continuing obligation to pay or accumulate quarterly dividends on the Series B Preferred Stock, thereby allowing the Company to use or preserve cash for other purposes and would also allow the Company to elect to pay accrued but unpaid dividends in kind. The aggregate dividends on the outstanding Preferred Stock total approximately $ 300,533.00 as of September 30, 2009.

        We believe the elimination of the Series B Preferred Stock and the related dividends will give us the enhanced balance sheet flexibility to operate and grow our business. We additionally believe that with an improved capital structure there are multiple business opportunities we can pursue to enhance stockholder value that have not previously been feasible.

        If the Exchange and Consent Solicitation is not approved, there may be a near-term negative effect on our business, results of operations, and financial position, including the potential inability to satisfy our liabilities and the long-term dividend-related cash requirements of our Series B Preferred Stock. The Series B Preferred Stock will remain issued and outstanding, and entitled to all of the preferential rights associated with the Series B Preferred Stock, including the right to receive accumulated dividends.  If we do not successfully complete the Exchange and Consent Solicitation, we currently cannot make accumulated or future dividend payments on our Series B Preferred Stock, which could adversely affect our business. Furthermore, the Preferred Stock is entitled to receive $100.00 per share (before any payments are made to the holders of our Common Stock and any other junior stock) upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs. However, if the Proposed Amendments are not approved, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series B Preferred Stock will also continue to be entitled to any accumulated and unpaid dividends (whether or not declared). Any liquidating distributions to capital stock are subject to payments on outstanding indebtedness. The Series B Preferred Stock will continue to rank senior to our Common Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up and be entitled to a larger amount of our assets. Our ability to make distributions to holders of Common Stock will remain limited.

        The Company cannot make any assurances that it will receive the requisite consents of the holders of the Preferred Stock and that all the conditions will be met to complete the Exchange and Consent Solicitation.

Summary Description of the Exchange and Consent Solicitation

The Company	Invisa, Inc.

The Preferred Stock Subject to the Exchange and Consent Solicitation	All outstanding shares of our Series B Preferred Stock.

The Exchange
We are offering to exchange one share of Series B Preferred Stock for a newly issued shares of Series C Preferred Stock, for any and all of our shares of Series B Preferred Stock validly exchanged prior to the expiration of the Exchange and Consent Solicitation.

Consideration

In the Exchange and Consent Solicitation for each exchanged share of Series B Preferred Stock, the holder will receive one share of newly issued Series C Preferred Stock.  Any accumulated and unpaid dividends shall be converted into shares of Series C Preferred Stock at a rate of one share for each $100.00 of accumulated and unpaid dividends at the time of the exchange.

Aggregate Consideration

Assuming all shares of Preferred Stock are validly exchanged, we will cancel an aggregate of 9000 shares of Series B Preferred Stock and issue an aggregate of 9000 shares of Series C Preferred Stock, which does not include accrued and unpaid dividends.

Accumulated and Unpaid Dividends
The aggregate accumulated and unpaid dividends on the Series B Preferred Stock as of September 30, 2009 is $300,533.00, which shall be converted into approximately 3005 shares of Series C Preferred Stock as of the expiration date.  Additional dividends due and payable through December 31, 2009 shall be calculated and converted at the same rate.

The Consent Solicitation
In order to exchange shares in the Exchange and Consent Solicitation, holders of our Series B Preferred Stock are required to consent (by executing the letters of transmittal and consent) to amend the Charter to modify the terms of the Series B Preferred Stock as set forth in Annex A.

Expiration of the Exchange and Consent Solicitation	The Exchange and Consent Solicitation will expire at 9:00 a.m., Eastern Standard Time, on January 28, 2010, unless extended or earlier terminated by us.

Risk Factors	You should consider carefully all of the information set forth in this Terms of Exchange before deciding whether to participate in the Exchange and Consent Solicitation.

Additional Documentation; Further Information; Assistance
Any requests for assistance concerning the Exchange and Consent Solicitation and requests for additional copies of this Terms of Exchange and the letters of transmittal and consent may be directed to the Company at the following address and telephone number: PO Box 49376, Sarasota, Fl 34230 941-870-3950

QUESTIONS AND ANSWERS ABOUT
THE EXCHANGE AND CONSENT SOLICITATION

        The following are some questions regarding the Exchange and Consent Solicitation that you may have as a holder of the Series B Preferred Stock and the answers to those questions. We urge you to read carefully the entire Terms of Exchange, the related letters of transmittal and consent, our annual report on Form 10-K for the year ended December 31, 2008 (the "Annual Report") and our Quarterly Report on Form 10-Q for the period ended September 30, 2009 (the "Quarterly Report"). Additional important information is contained in the remainder of the Terms of Exchange.

        What is the purpose of the Exchange and Consent Solicitation?

       One of our goals in this challenging market environment has been to align the costs of our operations to our cash flows. The acceptance of this Exchange and Consent Solicitation would reduce the Company's continuing obligation to pay or accumulate quarterly dividends on the Series B Preferred Stock and allow the Company to pay accrued and unpaid dividends in kind, thereby allowing the Company to use or preserve cash for other purposes and improve its balance sheet. Currently, the aggregate dividends on the outstanding Preferred Stock total approximately $300,533.00 as of September 30, 2009.

        If we receive the requisite approval from the holders of the Series B Preferred Stock and the Exchange and Consent Solicitation is completed, then contemporaneously with the closing we will pay all accumulated and unpaid dividends on the Series B Preferred Stock through the issuance of additional shares of Series C Preferred Stock. Those holders who do not exchange their shares of Series B Preferred Stock, despite the completion of the Exchange and Consent Solicitation, will not be paid any cumulated dividends on the Series B Preferred Stock. Further, if the Exchange and Consent Solicitation is completed, our obligation to pay future accumulated and unpaid dividends on any remaining outstanding shares of Preferred Stock will be eliminated and future dividends, if any, will be eliminated.

        We believe the significant reduction or elimination of the outstanding Series B Preferred Stock and the elimination of the related dividends obligations will give us the enhanced balance sheet flexibility to operate and grow our business. We additionally believe that with an improved capital structure there are multiple business opportunities we can pursue to enhance stockholder value that have not previously been feasible.

        If the Exchange and Consent Solicitation is not approved, there may be a near-term negative effect on our business, results of operations, and financial position, including the potential inability to satisfy our liabilities and the long-term dividend-related cash requirements of our Series B Preferred Stock and obligations pursuant to the terms of our remaining trust preferred securities. We currently have no present intention to pay accumulated or future dividends on the Series B Preferred Stock.

         What will I receive in the Exchange and Consent Solicitation if I exchange my shares of Preferred Stock and they are accepted?

        If successfully completed, for every one share of Series B Preferred Stock exchanged, you will receive one share of Series C Preferred Stock.  Additionally, any accrued and unpaid interest as of December 31, 2009, on the Series B Preferred Stock will be paid by the issuance of additional Series C Preferred Stock.

                 When will I receive my Series C Preferred Stock?

        If all terms and conditions for completion of the Exchange and Consent Solicitation are satisfied or waived, we will issue for all validly exchanged shares of Series B Preferred Stock for shares of Series C Preferred Stock as set forth herein promptly after the expiration date of the Exchange and Consent Solicitation. Unless otherwise indicated on the Letter of Transmittal and Consent, newly issued share certificates for Series C Preferred Stock shall be delivered to the address of the Holder on the books and records of the Company.

         What are the conditions to the closing of the Exchange and Consent Solicitation?

        We are not obligated to purchase any exchanged shares of Preferred Stock if (1) there is any litigation regarding the Exchange and Consent Solicitation challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange and Consent Solicitation; or which would have a material adverse effect on us; (2) the consummation of the Exchange and Consent Solicitation would violate any law, rule or regulation applicable to us; (3) any law, rule, regulation or governmental order becomes applicable to us that results, directly or indirectly, in the consequences described under paragraph 1 above; or (4) less than a majority of the outstanding shares of the Series B Preferred Stock, voting as a single class are exchanged (and thereby consent to the Proposed Amendments to our Charter) in the Exchange and Consent Solicitation.   We will, in our reasonable judgment, determine whether each of the Exchange and Consent Solicitation conditions have been satisfied and whether to waive any conditions that have not been satisfied.

        If the Exchange and Consent Solicitation is NOT successfully completed, what will be the consequences to the stockholders and the Company?

        If the Exchange and Consent Solicitation is not successfully completed, the Series B Preferred Stock will remain issued and outstanding, and entitled to all of the preferential rights associated with the Preferred Stock, including the right to receive dividends.  Given our current financial condition, we currently cannot pay dividends on the Series B Preferred Stock if the Exchange and Consent Solicitation is not successfully completed. If the Exchange and Consent Solicitation is not successfully completed, the Series B Preferred Stock will continue to rank senior to our Common Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up and be entitled to a larger amount of our assets. Plus, our ability to make distributions to holders of Common Stock will remain limited. Unless all of the cumulative dividends due and owing on the Series B Preferred Stock are paid in full, the Company will not be able to declare dividends or distributions on the Common Stock of the Company in the future.

        There may be significant adverse consequences to the Company if the proposal to approve the Proposed Amendments is not approved by the holders of Series B Preferred Stock, including the potential inability to satisfy our liabilities and the long-term dividend-related cash requirements of our Series B Preferred Stock. The Company will continue to be obligated to pay accumulated dividends on the Series B Preferred Stock.

        In light of the continuing economic turmoil, our ability to continue our operations is dependent upon our ability to implement successfully our strategic initiatives and acquire new operations that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to implement our contemplated strategies successfully. To the extent that we are not successful in reducing our payment obligations, we would be unlikely to be able to continue our operations as planned, thereby requiring us to reduce our operating costs and expenses so that our income can cover those costs. As a result, we may not be able to accomplish our goals, rebuild our business, and, given the limited opportunities available in the financial market, we may be required to change our current plan of operations, which we cannot determine at this time, but could include a wind down of the Company.

         If I decide not to exchange my shares of Preferred Stock and the Exchange and the Consent Solicitation is completed, how will the completion of the Exchange and the Consent Solicitation affect my shares of Preferred Stock?

        If you decide not to exchange your shares of Preferred Stock and the Proposed Amendments take effect, the Series B Preferred Stock will no longer accrue dividends and any accrued and unpaid dividends may be satisfied by either (i) cash, (ii) in Series B Preferred Stock or (iii) in common stock of the Company, by the Company at its election.  In addition, the Company may convert your Series B Preferred Stock into common stock at its election at any time after the Proposed Amendments take effect.

         Am I required to exchange my shares of Preferred Stock in order to receive the accumulated and unpaid dividends on my shares of Preferred Stock?

        No. If the Exchange and Consent Solicitation is successfully completed, but you choose not to exchange your shares of Series B Preferred Stock, you will still be entitled to receive the accumulated and unpaid dividends on your shares of Series B Preferred Stock until such time as the Proposed Amendments become effective.  However, the Company does not have adequate funds to pay such dividends at this time and there can be no assurance that you will receive payment on the accumulated and unpaid dividends in the future.  In addition, the Proposed Amendments will permit the Company to satisfy any accumulated and unpaid dividends by issuing you additional shares of the Series B Preferred Stock in lieu of a cash payment.

         Will I receive accumulated and unpaid dividends if the Exchange and Consent Solicitation is NOT successfully completed?

         All dividends accrued as of the date of the Exchange shall remain an obligation of the Company; however, the Company is not able to pay any of the accumulated and unpaid dividends at this time and there can be no assurance that the Company will have the monetary resources to pay such dividends in the future.

         When will the Exchange and Consent Solicitation expire?

        The Exchange and Consent Solicitation is currently scheduled to expire at 9:00 a.m., Eastern Standard Time, on January 28, 2010.  We may, however, extend the Exchange and Consent Solicitation from time to time as necessary until all the conditions to the Exchange and Consent Solicitation have been satisfied or waived.

         Under what circumstances can the Exchange and Consent Solicitation be extended?

        We may extend the Exchange and Consent Solicitation for any period at our sole discretion to increase the time in which holders of the Series B Preferred Stock may exchange their shares. We will also extend the expiration date of the Exchange and Consent Solicitation if required by applicable law or regulation.  You should note that it is highly unlikely that the period of time for the exchange would be later than January28, 2010.

        What happens to my exchanged shares if the Exchange and Consent Solicitation is terminated?

         If the Exchange and Consent Solicitation is terminated and you previously have exchanged shares, we will return certificates for such shares of Series B Preferred Stock exchanged as soon as practicable following the termination of the Exchange and Consent Solicitation without expense to the exchanging stockholder.

         How will I be notified if the Exchange and Consent Solicitation is extended, amended or terminated?

        If the Exchange and Consent Solicitation is extended, amended or terminated, we will promptly notify all holders of the Series B Preferred at the address of record on the books of the Company.

         Will I have to pay any fees or commissions for participating in the Exchange and Consent Solicitation?

        No.

         May I exchange only a portion of the shares of Preferred Stock that I hold?

        No. You must exchange all of your shares of Series B Preferred Stock to participate in the Exchange and Consent Solicitation.

         How do I exchange my shares of Preferred Stock?

        If you hold physical share certificates and are the record owner of your shares, you must deliver the certificates representing your shares of Series B Preferred Stock, together with completed letters of transmittal and consent and any other documents required by the letters of transmittal and consent, to the Company, no later than the time the Exchange and Consent Solicitation expires.

        What is the Consent Solicitation?

        We are soliciting consents from holders of the Series B Preferred Stock to amend the Charter to modify the preferential terms of the Series B Preferred Stock including modifications to dividend.   Each share of Series B Preferred Stock (equal to each $100.00 of liquidation preference) will be entitled to one vote on the Consent Solicitation.

        In order to complete the purchase of the Series B Preferred Stock in the Exchange and Consent Solicitation, we must receive the requisite approvals of the Proposed Amendments from the holders of the Series B Preferred Stock.

         Do I have to deliver my consent in the Consent Solicitation in order to exchange my shares of Series B Preferred Stock validly in the Exchange and Consent Solicitation?

        Yes. You must consent to the Proposed Amendments in order to exchange your shares of Series B Preferred Stock in the Exchange and Consent Solicitation. Your participation in the Exchange and Consent Solicitation is conditioned on your execution of a written consent approving the Proposed Amendments, and our completion of the Exchange and Consent Solicitation is conditioned on obtaining consents from the requisite number of holders of the Preferred Stock (voting together as a single class) to the Proposed Amendments.  There is no record date for the Exchange and Consent Solicitation, and the holders of a majority of the outstanding shares of Series B Preferred Stock as of the expiration date will be required to consent to the Proposed Amendments pursuant to the terms set forth herein.

         What vote is required to approve the Proposed Amendments?

     Holders representing a majority of the outstanding shares of Preferred Stock, voting as a single class, must approve the Proposed Amendments in order to affect the Proposed Amendments, which may be accomplished by submitting executed letter(s) of transmittal and consent and validly exchanging your shares of Series B Preferred Stock.

         May I deliver a consent to only some of the Proposed Amendments?

        No. You must consent to all of the Proposed Amendments affecting the Series B Preferred Stock you hold if you wish to validly exchange any of your shares of Preferred Stock.

         How do I deliver my consent to the Proposed Amendments?

        If you are a record holder of shares of Preferred Stock, by submitting executed letters of transmittal and consent and validly exchanging your shares of Series B Preferred Stock, you will be consenting to all of the Proposed Amendments to the terms of the Preferred Stock.

         When will the Proposed Amendments become effective?

        If we receive the requisite approval of the holders of the Series B Preferred Stock and all other conditions are met, the Proposed Amendments will become effective upon the filing by the Company of the Amendment to the Certificate of Designation of the Series B Preferred Stock with the Secretary of State of the State of Nevada  (the “Amendment”) or at a later date and time specified in the amendment.  The Company intends to file the Amendment promptly upon the earlier of receipt of a majority of the consents of the Series B Preferred Stock or, after the expiration of the Exchange and Consent Solicitation, but not later than January 31, 2009.

         Are you making a recommendation regarding whether I should exchange in the Exchange and Consent Solicitation?

        No. You must make your own investment decision regarding the Exchange and Consent Solicitation based upon your own assessment of the market value of the Series B Preferred Stock, the effect of holding shares of Series B Preferred Stock if the Proposed Amendments are approved, your liquidity needs, your investment objectives and any other factors you deem relevant.

         What are the tax consequences of the transaction to me?

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Exchange and Consent Solicitation.

         Does the Company intend to remain a public company following the completion of the Exchange and Consent Solicitation?

        Yes. We intend to remain a public company.

         Whom do I call if I have any questions on how to exchange my shares of Preferred Stock or consent to the Proposed Amendments, or any other questions relating to the Exchange and Consent Solicitation?

        Questions related to the terms of the Exchange and Consent Solicitation and requests for assistance, as well as for additional copies of this Terms of Exchange, the letters of transmittal and consent or any other documents, may be directed to the Company at its mailing address, PO Box 49376, Sarasota, Florida 34230 or by telephone at (941) 870-3750.

         Where can I find more information about Invisa, Inc.?

        For more information, see the Annual Report and the Quarterly Reports filed with the Securities and Exchange Commission at www.sec.gov.